OPHTHALMIC IMAGING SYSTEMS                                             CONTACTS:
                                                                  GIL ALLON, CEO
221 LATHROP WAY, SUITE I                                      ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815                                              (916) 646-2020
                                                              INVESTOR RELATIONS
                                                     TODD FROMER / GARTH RUSSELL
                                                                  KCSA Worldwide
                                                     212-896-1215 / 212-896-1250

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                       MEDIVISION SELLS 310,000 SHARES OF
                    OPHTHALMIC IMAGING SYSTEMS' COMMON STOCK


SACRAMENTO, Calif., December 20, 2005 -- Ophthalmic Imaging Systems (OTCBB:OISI)
(OIS), a leading provider of ophthalmic digital imaging systems, announced today that MediVision Medical Imaging Ltd., its major shareholder, sold 310,000 shares of OIS's common stock to the clients of an institutional investor at the price per share of $1.45. As a result of this sale, the public float increases to approximately 5.1 million shares.

The institution manages separate accounts and a micro-cap value partnership, which primarily invests in micro-cap U.S. stocks with market capitalization less than $300 million. The institution pursues a long-term buy-and-hold strategy with its investments.

Gil Allon, Chief Executive Officer of Ophthalmic Imaging Systems, said, "I am pleased to announce MediVision's sale of OIS shares to another institutional investor. This is one more example of OIS management and MediVision's commitment to introducing new institutional investors to the OIS story and increase the Company's liquidity. MediVision has specifically targeted long-term investors that possess a solid knowledge of micro- and small-cap equities. We recognize the importance of increasing the awareness of OIS to the investment community as the Company continues to grow. We believe that by increasing OIS' liquidity combined with its continued strong financial performance, OIS shares will reach a higher valuations."

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems, a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.